Quest Solution to Deploy AI-based Quest Shield TM – Campus Safety Solution at the Salt Lake City Jewish Community Center

●	Quest Shield safety solution is powered by the Company’s SeeCube™ Machine Vision Technology, first developed, tested, and implemented in Israel

●	AI-technology is deployed to assist the prevention of crimes versus just recording criminal activity

●	Places of worship represent a large market opportunity for protective technology solutions; there are more than 350 Jewish Community Centers throughout North America

Salt Lake City, UT, September 5, 2019 — Quest Solution, Inc. (OTCQB: QUES) (“Quest” or “the Company”), via its HTS division, announces that it has been selected to deploy its Quest Campus Safety SeeCube™ solution at the I.J. & Jeanné Wagner Jewish Community Center in Salt Lake City, Utah.

The Quest Shield security package uses the Company’s SeeCube™ technology platform, a ground breaking cloud/on-premise based security solution for Safe City and Safe Campus/School applications. The platform provides unique AI-based computer vision technology and software to gather real-time vehicle data, enabling the Quest Shield to identify and record images of approaching vehicles including color and license plate information. The license plate is then compared against Internal Campus and Law Enforcement data bases to provide immediate notifications to JCC and Law Enforcement Authorities of a potential suspected intruder.

Andrea Alcabes, Executive Director of the I.J. & Jeanné Wagner Jewish Community Center, said, “Concern about campus safety prompted us to seek ways to implement new strategies aimed at preventing crimes and violence that may be committed on the JCC grounds. The unfortunate reality today is that situations we could never imagine just decades ago are happening now with increasing regularity. It is natural that we selected advanced safety technology developed in Israel, which is known for its advanced High-Tech Solutions for safety and Homeland Security. While most security systems that we’ve deployed to date were good at recording events subsequent to crimes being committed, with the Quest Shield, we have an opportunity to alert personnel and Law Enforcement ahead of any potential violence.”

Shai Lustgarten, CEO of Quest commented, “While it’s disheartening to consider, places of worship as well as other public facilities must protect themselves from a growing variety of potential threats to the safety of their congregants. At Quest we are focused on identifying the best methods to implement our state-of-the-art AI-based technology to harden security around public spaces and help to prevent crimes before they occur. We’re pleased to have been awarded this opportunity to work with the I.J. & Jeanné Wagner Jewish Community Center in Salt Lake City and we believe our solutions are applicable to the more than 350 Jewish Community Centers throughout the North America as well.”

Mr. Lustgarten continued, “Our safety systems are operational in some of the most sensitive regions of the world and have proven to be an essential tool in crime prevention and have contributed to the quick capture of criminals. Through our sophisticated AI and machine learning technology we provide essential intelligence to law enforcement and homeland security organizations and we believe that SeeCube™ will be a vital tool for the growing Safe City, Safe Communities and Safe School movement. We look forward to expanding our customer base and to deploying our safety solutions with new partners in new locations.”

About Quest Solution

Quest Solution’s HTS Image Processing subsidiary is a leading provider of computer vision image processing-based solutions using patented and proprietary AI technology to provide real-time surveillance and monitoring for homeland security, traffic & parking management, law enforcement and access control applications as well as supply chain management.

Rated in the Top 1% of global solution providers, Quest specializes in the design, deployment and management of enterprise mobility solutions including Automatic Identification and Data Capture (AIDC), Mobile Cloud Analytics, RFID (Radio Frequency Identification), and proprietary Mobility software. Our mobility products and services offering is designed to identify, track, trace, share and connect data to enterprise systems such as CRM or ERP solutions. Our customers are leading Fortune 500 companies from several sectors including manufacturing, retail, distribution, food / beverage, transportation and logistics, health care and chemicals/gas/oil.

About the I.J. & Jeanné Wagner Jewish Community Center

The JCC is a vibrant community center serving people of all ages, faiths and family configurations, coming together in peace to strengthen their minds, bodies and spirits.

The I.J. & Jeanné Wagner Jewish Community Center’s mission is to enrich the life of the Jewish community and the community at large by offering educational, cultural and recreational opportunities in a place where people of all backgrounds, cultures, and beliefs gather in peace and understanding.

The JCC includes a Preschool and offers Afterschool and Summer Camp programs, fitness and recreational facilities, and community events.

Investor Contact:

John Nesbett/Jen Belodeau
IMS Investor Relations
203.972.9200
jnesbett@institutionalms.com